Exhibit 99.2

Trammell Crow Company

Statements of Income

(in thousands, except share and per share data)

	For the Year Ended December 31,		(UNAUDITED) For the Three Months Ended December 31,
	2005	2004	2005	2004
	(A)	(A)		(A)
Revenues:
User Services:
Facilities management	$237,659	$211,062	$64,055	$57,117
Corporate advisory services	186,847	143,266	72,560	52,846
Project management services	118,678	91,599	33,175	30,694
	543,184	445,927	169,790	140,657
Investor Services:
Property management	136,665	137,193	33,864	33,539
Brokerage	138,416	114,478	41,664	37,702
Construction management	11,973	11,187	3,592	4,200
	287,054	262,858	79,120	75,441

Development and construction	47,159	38,346	20,907	14,073
	877,397	747,131	269,817	230,171

Gain on disposition of real estate	18,553	26,742	8,794	15,172
Total Revenues	895,950	773,873	278,611	245,343

Costs and expenses:
Salaries, wages and benefits	553,552	493,404	154,310	144,489
Commissions	151,721	120,345	52,882	43,727
General and administrative	140,618	127,758	38,372	38,154
Depreciation and amortization	9,995	11,344	2,537	2,668
Interest	5,441	4,195	1,538	1,202
Total Expenses	861,327	757,046	249,639	230,240
Operating income	34,623	16,827	28,972	15,103
Interest and other income	2,835	2,797	761	673
Income from continuing operations before income taxes, minority interest and income from investments in unconsolidated subsidiaries	37,458	19,624	29,733	15,776
Income tax expense	(13,856)	(7,452)	(11,044)	(5,897)
Minority interest, net of income taxes (B)	2,528	(3,006)	1,207	(3,223)
Income from investments in unconsolidated subsidiaries, net of income taxes (B)	15,154	10,971	9,090	2,620
Income from continuing operations	41,284	20,137	28,986	9,276
Income from discontinued operations, net of income taxes (B)	18,123	18,982	5,587	18,676
Net income	$59,407	$39,119	$34,573	$27,952

Diluted income per share:
Income from continuing operations	$1.13	$0.54	$0.79	$0.26
Income from discontinued operations	0.50	0.51	0.15	0.51
Net income	$1.63	$1.05	$0.94	$0.77

Weighted average common shares outstanding	36,440,940	37,239,801	36,880,842	36,205,412

Net income	$59,407	$39,119	$34,573	$27,952
Depreciation and amortization (C)	10,627	11,604	2,652	2,707
Interest (D)	7,344	4,830	1,672	1,425
Income tax expense	34,880	23,954	20,662	16,379
EBITDA (E)	$112,258	$79,507	$59,559	$48,463

(A) In accordance with the discontinued operations provisions of FAS 144, certain revenues and expenses for the nine months ended September 30, 2005, and for the three months and year ended December 31, 2004, have been reclassified to conform to the presentation for the three months ended December 31, 2005. These reclassifications did not have any impact on net income or EBITDA.

(B) Income tax expense has been calculated using an effective tax rate applicable to these line items.

(C)  Includes depreciation and amortization related to discontinued operations of $115 and $632 for the three months and year ended December 31, 2005, respectively, and $39 and $260 for the three months and year ended December 31, 2004, respectively.

(D)  Includes interest related to discontinued operations of $134 and $1,903 for the three months and year ended December 31, 2005, respectively, and $223 and $635 for the three months and year ended December 31, 2004, respectively.

(E) EBITDA represents earnings before interest, income taxes and depreciation and amortization. The Company believes that EBITDA is a meaningful measure of the Company’s operating performance, cash generation and ability to service debt. However, EBITDA should not be considered as an alternative to: (1) net earnings (determined in accordance with accounting principles generally accepted in the United States (“GAAP”)); (2) operating cash flow (determined in accordance with GAAP); or (3) liquidity. The Company also believes that EBITDA is sometimes useful to compare the operating results of companies within an industry due to the fact that it eliminates the effects of certain financing and accounting decisions. The Company’s calculation of EBITDA may, however, differ from similarly titled items reported by other companies.